Exhibit 23.3


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                        [T.M. BYXBEE COMPANY LETTERHEAD]



                        Consent of Independent Auditors


The Board of Directors
Amsterdam Federal Savings and Loan Association
AFSALA Bancorp, Inc.
Amsterdam, New York


     We have issued our report dated November 8, 1994, except for the Note 14 as to which the date is April 26, 1996, accompanying the financial statements of Amsterdam Federal Savings and Loan Association as of September 30, 1994, and for the fiscal years ended September 30, 1994 and 1993, contained in the registration statement and prospectus. We consent to the use of the aforementioned report in the Form S-1 and in the Form AC and to the reference to our firm under the heading "Experts" in the prospectus.



                                      T.M. BYXBEE COMPANY, CPAs, NY, P.C.

                                      /s/T.M. BYXBEE COMPANY, CPAs, NY, P.C.


July 30, 1996